EL PASO ENERGY CORPORATION ANNOUNCES THE ACQUISITION OF
                         BONNEVILLE PACIFIC CORPORATION


     El Paso Energy and Bonneville Pacific Corporation (OTCBB:BPCO) announced today that they have entered into an Agreement and Plan of Merger whereby El Paso will acquire all outstanding shares of Bonneville Pacific Corporation. The transaction, valued at approximately $63 million, subject to certain adjustments, is in addition to the value to be realized by the shareholders of Bonneville Pacific as a result of the company's previously annouced sale of Bonneville Fuels Corporation. The transaction is expected to close by year-end or early in the first quarter of 2000, subject to approval by Bonneville Pacific's stockholders and appurtenant regulatory authorities.

     El Paso will close on this transaction subsequent to the sale of Bonneville Fuels Corporation to CEC Resources. In an August 11, 1999 press release, CEC Resources and Bonneville Fuels Corporation announced that CEC Resources has entered into an agreement to acquire all of the stock of Bonneville Fuels Corporation, an oil and gas exploration and production company located in Denver, Colorado and wholly owned subsidiary of Bonneville Pacific Corporation. The purchase price is approximately $24 million in cash, subject to certain adjustments, plus CEC Resources will assume the debt that remains with Bonneville Fuels. The Fuels transaction is scheduled to close by October 31, 1999.

     The principal business segments of Bonneville Pacific Corporation being acquired by El Paso are a 50-percent interest, through Bonneville Nevada Corporation, of Nevada Cogeneration Associates #1 (Garnet Valley), an 85-megawatt power plant that sells power to Nevada Power Company under a long-term contract, and Bonneville Pacific Services, a wholly owned subsidiary, which provides operations and maintenance services under long term contract to the Garnet Valley and Black Mountain cogeneration facilities in the Las Vegas area.

     The Bonneville Pacific acquisition represents our first entry into the Nevada power market, one of the fastest growing regions in the country, said Greg Jenkins, president of El Paso Merchant Energy. This continues the expansion of our power generation platform and brings significant net present value. We anticipate further expanding our presence in Western United States power generation projects in the near future.

     Although management believes that the Agreement and Plan of Merger will be completed, there can be no assurance that the transaction will be closed. The Agreement and Plan of Merger dated September 17, 1999, is attached herein as Exhibit-99.1.